Exhibit 23.2

DEGOLYER AND MACNAUGHTON CANADA LIMITED

311 – Sixth Avenue S.W., Suite 1430

Intact Place, East Tower

Calgary, Alberta, Canada T2P 3H2

TELEPHONE

(403) 266-8680

FAX

(403) 266-1887

December 22, 2015

Deep Well Oil & Gas, Inc.

Suite 700, 10150 – 100 Street

Edmonton, AB T5J 0P6

Canada

Re: Form 10-K for the Year Ending September 30, 2015

Dear Sir,

We were unable to assign SEC reserves as of September 30, 2015, as a result of pricing and operational issues; therefore, there will be no update to our previous reserves report entitled, “Appraisal Report as of September 30, 2014 on the Proved and Probable Reserves of the Sawn Lake Property owned by Deep Well Oil & Gas, Inc. in Canada. SEC Case.” dated January 9, 2015.

Very truly yours,

/s/ Douglas S. Christie
Douglas S. Christie, P.Geol
Vice President
DeGolyer and MacNaughton
Canada Limited